Exhibit 99.(a)(2)

ARTICLES OF AMENDMENT

TO

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

MAIRS AND POWER GROWTH FUND, INC.

Mairs and Power Growth Fund, Inc., a corporation organized and existing under the laws of the State of Minnesota (herein referred to as the “corporation”), in accordance with the provisions of Minnesota Statutes, Section 302A.139, hereby certifies as follows:

1. The name of the corporation is Mairs and Power Growth Fund, Inc.

2. Article VI of the Amended and Restated Articles of Incorporation of the corporation is hereby amended to read in its entirety as follows:

ARTICLE VI

The total authorized number of shares in this corporation shall be one hundred million (100,000,000) shares which shall have a par value of one cent ($.01) per share.

3. The amendment of the Amended and Restated Articles of Incorporation of the corporation has been duly adopted by the Board of Directors and the shareholders pursuant to the Minnesota Business Corporation Act, Minnesota Statutes, Chapter 302A.

IN WITNESS WHEREOF, these Articles of Amendment of Mairs and Power Growth

Fund, Inc. are hereby executed on behalf of the corporation this 12th day of July, 2004.

MAIRS AND POWER GROWTH FUND, INC.

By

/s/ William B. Frels

William B. Frels, President

STATE OF MINNESOTA

DEPARTMENT OF STATE

FILED

JUL 12 2004

Mary Kiffmeyer

Secretary of State